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FORM 4                                                      OMB APPROVAL

                                                    OMB Number       3235-0287
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response ....0.5





/ /   CHECK THIS BOX IF NO LONGER
      SUBJECT TO SECTION 16. FORM 4
      OR FORM 5 OBLIGATIONS
      MAY CONTINUE.
      SEE INSTRUCTION 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION
                              17(a) OF THE PUBLIC

 UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF THE INVESTMENT COMPANY
                                  ACT OF 1940

(PRINT OR TYPE RESPONSES)


1.  Name and Address of Reporting Person*                              2.  Issuer Name and Ticker or Trading Symbol

    Klisares           Pete                A.                          MPW Industrial Services Group, Inc.         "MPWG"
---------------------------------------------------------------------------------------------------------------------------------
    (Last)           (First)            (Middle)

                                                                       3.IRS Identification     4. Statement for
                                                                         Number of Reporting       Month/Year
                                                                         Person, if an entity
             6634 Lower Lakes Drive                                        (Voluntary)                March 2000
-----------------------------------------------------------------                               ----------------------------------
                   (Street)                                                  N/A                 5. If Amendment,
                                                                                                   Date of Original
    Westerville                    Ohio            43081                                           (Month/Year)           N/A
----------------------------------------------------------------------------------------------------------------------------------
      (City)                     (State)           (Zip)



6.  Relationship of Reporting Person(s) to Issuer
                 (Check all applicable)



     X    Director                    10% Owner
    ---                            ---
          Officer (give title           Other (specify below)
    ---        below)              ---

---------------------------------------------------------------------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X    Form filed by One Reporting Person
    ----
          Form filed by More than One Reporting Person
    ----


                                      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED




1.  Title of Security 2. Trans-   3.  Trans-    4.  Securities Acquired (A)   5.  Amount of     6.  Ownership       7.  Nature of
     (Instr. 3)          action       action        or Disposed of (D)            Securities        Form: Direct        Indirect
                         Date         Code          (Instr. 3, 4 and 5)           Beneficially      (D) or Indirect     Beneficial
                         (Month/    (Instr. 8)                                    Owned at          (I)  (Instr. 4)     Ownership
                         Day/      -----------   ----------------------------     End of Month                          (Instr. 4)
                         Year)     Code     V    Amount    (A) or      Price    (Instr. 3 and 4)
                                                             (D)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock           3/2/00      S             1,600      D        7.375/sh         N/A                   D               N/A
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock           3/2/00      S             2,300      D        7.25/sh          N/A                   D               N/A
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock           3/2/00      S             1,100      D        7.125/sh         1,000                 D               N/A
-----------------------------------------------------------------------------------------------------------------------------------





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                         (Over)
                                                                SEC 1474 (7-97)


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FORM 4 (CONTINUED)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative     2. Conver-   3. Trans-   4. Transac-   5. Number of    6. Date Exer-       7. Title and Amount of
   Security (Instr. 3)        sion or      action      tion Code     Deriv-          cisable and         Underlying Securities
                              Exercise     Date        (Instr. 8)    ative           Expiration          (Instr. 3 and 4)
                              Price of    (Month/                    Securities      Date
                              Deriv-       Day/                      Acquired        (Month/
                              ative        Year)                     (A) or          Day/Year)
                              Security                               Disposed
                                                                     of (D)
                                                                     (Instr. 3, 4,
                                                                     and 5)



                                                     -----------    ------------- -----------------    ------------------------
                                                     Code     V     (A)     (D)   Date      Expi-         Title       Amount
                                                                                  Exer-     ration                    or
                                                                                  cis-able  Date                      Number
                                                                                                                      of Shares


EXPLANATION OF RESPONSES:


  8. Price    9. Number   10.          11. Na-
     of          of          Owner-        ture
     Deriv-      Deriv-      ship          of In-
     ative       ative        Form of      direct
     Secur-      Secur-       Deriv-       Bene-
     ity         ities        ative        ficial
     (Instr.     Bene-        Secu-        Own-
     5)          ficially     rity:        ership
                 Owned        Direct       (Instr.
                 at End       (D) or       4)
                 of           Indirect
                 Month        (I)
                (Instr. 4)   (Instr. 4)







EXPLANATION OF RESPONSES:







** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

BY:  /S/ PETE A. KLISARES                                   MARCH 14, 2000
   ---------------------------------                       -----------------
   ** SIGNATURE OF REPORTING PERSON                        DATE

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1474 (7-97)